UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BLACKBAUD, INC.

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2000 Daniel Island Drive

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2010

To the Stockholders:

You are cordially invited to attend our 2010 Annual Meeting of Stockholders to be held on Wednesday, June 23, 2010 at 10:00 a.m. Eastern Time at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina for the following purposes:

1.	To elect two Class C directors for a three-year term expiring in 2013;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 26, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our principal office in Charleston, South Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, the Proxy Statement (including an electronic Proxy Card for the meeting) and our 2009 Annual Report to Stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Our stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders we hope that you will vote as soon as possible.

For the Board of Directors,

BLACKBAUD, INC.

Jon W. Olson,

Vice President, General Counsel and Secretary

Charleston, South Carolina

Dated: April 30, 2010

BLACKBAUD, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 23, 2010

BLACKBAUD, INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2010

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 23, 2010 at 10:00 a.m., Eastern Time, at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 26, 2010 are entitled to notice of and to vote at the meeting.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2009 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 30, 2010. We mailed a Notice of Internet Availability of Proxy Materials on or about April 30, 2010 to our stockholders of record and beneficial owners as of April 26, 2010, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2010 Annual Meeting of Stockholders

Q:	Who may vote at the meeting?

A:	Our Board of Directors set April 26, 2010 as the record date for the meeting. If you owned our common stock at the close of business on April 26, 2010, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 26, 2010, there were 44,811,086 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2010 annual meeting.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the 2010 annual meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have voted by telephone, by Internet, or properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The two proposals to be voted on at the 2010 annual meeting are as follows:

1.	To elect two Class C directors for a three-year term expiring in 2013; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card will vote the shares they represent using their best judgment.

Q:	How may I vote my shares in person at the meeting?

A:	If you are a stockholder of record, you have the right to vote in person at the 2010 annual meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you are a beneficial owner of shares held in street name, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the Internet by accessing the proxy materials on the secured website http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567 and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•

request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and complete, date, sign and return the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 22, 2010. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the 2010 annual meeting. The final results will be published in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:	The Notice, Proxy Statement, Proxy Card, 2009 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2009 are also available in PDF and HTML format at http://proxy.blackbaud.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of six members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class C directors, Marc E. Chardon and John P. McConnell, have been nominated to fill a three-year term expiring in 2013. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2011 and 2012, respectively, will remain in office.

If you are a stockholder of record, unless you mark your Proxy Card to withhold authority to vote, the proxy holders will vote the proxies received by them for the two Class C nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under recent amendments to the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the two Class C nominees listed below.

The name of and certain information regarding each Class C nominee as of April 26, 2010 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class C Directors For Terms Expiring in 2013
Marc E. Chardon	November 2005	54	President, Chief Executive Officer and Director
John P. McConnell	March 2006	59	Director

Class A Directors with Terms Expiring in 2011
Timothy Chou	June 2007	55	Director
Carolyn Miles	March 2007	48	Director

Class B Nominees for a Term Expiring in 2012
George H. Ellis	March 2006	61	Director
Andrew M. Leitch	February 2004	66	Chairman of the Board of Directors

Class C Director Nominees

Marc E. Chardon has served as our President, Chief Executive Officer and a member of our Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984 and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/French dual national. He is an economics honors graduate from Harvard College. Among other experience, qualifications, attributes and skills, as our President and Chief Executive Officer since November 2005, Mr. Chardon’s unique experience and perspective on our business led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

John P. McConnell joined our Board of Directors in March 2006. Mr. McConnell has been the President and Chief Executive Officer of McConnell Golf LLC, a private company, since November 2006. Mr. McConnell served as the President and Chief Executive Officer of A4 Health Systems, Inc., a private company, from December 1998 until its sale in March 2006 to Allscripts Healthcare Solutions, Inc., now known as Allscripts-Misys Healthcare Solutions, Inc. Mr. McConnell sat on the board of directors of Allscripts from March 2006 until March 2008. He co-founded Medic Computer Systems, Inc. in 1982 and served as its Chief Executive Officer until its sale to Misys plc in 1997. Mr. McConnell also has served on the board of directors of several private entities including MED3000, Inc. since June 1996, RxMedic since January 2007 and the Green Spring Foundation since January 2000. He holds a BS in finance from Virginia Tech. Among other experience, qualifications, attributes and skills, Mr. McConnell’s knowledge and experience in the information technology industry and strategic transactions led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Other Directors Not Up for Re-election at this Meeting

Timothy Chou has served on our Board of Directors since June 2007. Mr. Chou co-founded Openwater Networks, a private company, in November 2005 and has served on its board of directors since that time. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He has also served as a director of Embarcadero Technologies, Inc. since 2000. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign. Among other experience, qualifications, attributes and skills, Mr. Chou’s knowledge and experience in the software-as-a-service industry and in senior leadership roles in large organizations in the information technology industry led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

George H. Ellis joined our Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of Global 360, Inc., a private company, since July 2006. He has also served in several capacities at Softbrands, Inc., as a member of its board of directors from October 2001 to August 2009, serving as Chairman from October 2001 to June 2006, and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was also the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Federal Bankruptcy Code in August 2002. Mr. Ellis, who served as a director of AremisSoft from April 1999 until February 2001, accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis served on the board of directors of NEON Systems, Inc. from January 2000 to December 2005 and PeopleSupport, Inc. from October 2004 to October 2008. Mr. Ellis has served on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University. Among other experience, qualifications, attributes and skills, Mr. Ellis’ knowledge and experience in leading large organizations in the information technology industry and his experience with nonprofit companies led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Andrew M. Leitch was appointed to our Board of Directors in February 2004 and has served as our Chairman since July 2009. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. In the past five years, Mr. Leitch has served on the board of directors of the following public companies: STR Holdings, Inc. (since November 2009); Cardium Therapeutics, Inc. (since August 2007); Aldila, Inc. (from May 2004 to February 2010); and Wireless Facilities Inc., now Kratos Defense & Security Solutions, Inc. (from April 2005 to March 2006). Mr. Leitch also serves as director of several private companies. He is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada. Among other experience, qualifications, attributes and skills, Mr. Leitch’s experience in auditing and accounting, as well as on boards of directors and management skills led to the conclusion of our Nominating and Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn Miles has served on our Board of Directors since March 2007. Ms. Miles has been Executive Vice President and Chief Operating Officer of Save the Children Federation, Inc., a nonprofit organization, since 2004 and has served in various capacities since joining Save the Children Federation in 1998. Prior to joining Save the Children Federation, Ms. Miles worked with American Express Travel-Related Services in New York and Hong Kong and managed a start-up retail operation in Hong Kong. Ms. Miles serves as a trustee of the University of Virginia’s Darden School of Business board. She holds an MBA from the Darden School of Business and a BS from Bucknell University. Among other experience, qualifications, attributes and skills, Ms. Miles’ experience with nonprofit companies led to the conclusion of our Nominating and Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Required Vote

The two nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as Class C directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors under Delaware law. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is currently comprised of six members including Chairman Andrew M. Leitch, Marc E. Chardon, Timothy Chou, George H. Ellis, John P. McConnell and Carolyn Miles. Marco W. Hellman resigned as a member of our Board effective December 31, 2009.

We have historically separated the position of Chairman, currently independent director Andrew M. Leitch, and that of Chief Executive Officer, currently Marc E. Chardon. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Leitch’s experience in boards of directors and management skills and Mr. Chardon’s historical experience and understanding of our Company and industry.

Independence of Directors

Our Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. Our Board has determined that the following five directors are independent within the meaning of the Rule 5605(a)(2) of the Nasdaq Stock Market listing rules: Ms. Miles and Messrs. Chou, Ellis, Leitch and McConnell. As part of such determination of independence, our Board has affirmatively determined that none of these five directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director.

Ms. Miles is the Executive Vice President and Chief Operating Officer of Save the Children Federation, a nonprofit organization. Save the Children Federation is a customer of ours and paid us approximately $1,031,112 and $935,996 for software and services in 2008 and 2009, respectively, pursuant to standard customer agreements. Our Board of Directors carefully considered this relationship and determined that it did not interfere with the exercise of Ms. Miles’ independent judgment in carrying out the responsibilities of a director.

Selection of Nominees for our Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics including strength of character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Rule 5605(a)(2) of the Nasdaq Stock Market listing rules, the Sarbanes-Oxley Act and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, or Exchange Act.

Our Audit Committee currently comprises Chairman George H. Ellis, Andrew M. Leitch and Carolyn Miles. Our Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm, and, with the assistance of quarterly reports from its General Counsel and Controller, our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. Its role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm and reviewing capital management. It reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” contained in this Proxy Statement.

Our Compensation Committee currently comprises Chairman John P. McConnell, Timothy Chou and Andrew M. Leitch. The Compensation Committee reviews and approves annually all compensation decisions relating to officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. In addition to reviewing executive officer compensation against that of their contemporaries in our peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him as well as other officers. The Compensation Committee also annually reviews and approves the compensation of our directors, based on appropriate factors as it determines. The Compensation Committee assesses issues relating to recruitment and retention. Finally, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the committee. See “Compensation Discussion and Analysis” contained in this Proxy Statement.

Our Nominating and Corporate Governance Committee currently comprises Chairman Carolyn Miles, George H. Ellis and John P. McConnell. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines, oversees such Guidelines to ensure compliance with sound corporate governance practices and legal, regulatory and Nasdaq requirements, leads the Board in its annual self-evaluation process and reviews the Company’s governance scores and ratings from third parties including RiskMetrics Group, Inc.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, our Board of Directors plays a significant role in overseeing this function. Our Board regularly reviews our Company’s market and business risks during its meetings and each of its committees oversees risks associated with its respective area of responsibility. In particular, the Audit Committee oversees risk related to our accounting, tax, financial and legal reporting processes. It also assesses risks associated with our financial assets. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Information Regarding Meetings of the Board and Committees

During 2009, our Board of Directors held seven meetings and its three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, collectively held 28 meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board and the committees on which he or she served during 2009. The table below provides 2009 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance
Andrew M. Leitch	Chair(1)	X(1)
Marc E. Chardon
Timothy Chou		X
George H. Ellis	Chair(2)		Chair(2)
Marco W. Hellman	X(3)	Chair(3)	X(3)
John P. McConnell		Chair(4)	X(4)
Carolyn Miles	X(5)		Chair(5)
Number of Meetings held in 2009	12	6	10

(1)	Mr. Leitch served as Chair of the Audit Committee through July 1, 2009 and remains a member of this committee. He joined the Compensation Committee on July 1, 2009.
(2)	Prior to being appointed as Chair of the Audit Committee on July 1, 2009, Mr. Ellis served as a member of this committee. Mr. Ellis served as Chair of the Nominating and Corporate Governance Committee through July 1, 2009 and remains a member of this committee.

(3)	Mr. Hellman served as a member of the Audit Committee and Nominating and Corporate Governance Committee and Chair of the Compensation Committee through July 1, 2009. He resigned from the Board effective December 31, 2009.
(4)	Prior to being appointed as Chair of the Compensation Committee on July 1, 2009, Mr. McConnell served as a member of this committee. Mr. McConnell joined the Nominating and Corporate Governance Committee on July 1, 2009.
(5)	Ms. Miles joined the Audit Committee on July 1, 2009. Prior to being appointed as Chair of the Nominating and Corporate Governance Committee on July 1, 2009, Ms. Miles served as a member of this committee.

Although we do not have a formal written policy with respect to Board of Directors members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2009 annual meeting.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Code of Business Conduct and Ethics and Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. Our Board has also adopted a separate Code of Ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Communications with our Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature or volume of the correspondence.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP, or PwC, to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and recommends that stockholders vote for ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.

PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the 2010 annual meeting with the opportunity to make a statement if they desire to do so and respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December  31, 2010.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2009, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which is filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules and Section 10A(m)(3) of the Exchange Act: Chairman George H. Ellis; Andrew M. Leitch; and Carolyn Miles. Our Board has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

PwC has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2009.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2008 and 2009. A description of these various fees and services follows the table.

	2008	2009
Audit Fees	$950,368	$835,449
Audit-related Fees	101,902	—
Tax Fees	—	10,000
All Other Fees	—	1,620

Total	$1,052,270	$847,069

Audit Fees

The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were $950,368 and $835,449 for the years ended December 31, 2008 and 2009, respectively.

Audit-Related Fees

The aggregate audit-related fees billed to us by PwC for the year ended December 31, 2008 was $101,902, primarily related to due diligence procedures in connection with our acquisition of Kintera, Inc.

Tax Fees

There were no tax fees billed to us by PwC for the year ended December 31, 2008. The tax fees billed to us by PwC in 2009 were $10,000, primarily related to advice on state tax planning opportunities.

All Other Fees

We did not engage PwC for any services other than those listed above during 2008. The other fees billed to us by PwC in 2009 were $1,620, related to our subscription to PwC’s on-line technical accounting research software.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2008 and 2009 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

George H. Ellis, Chairman

Andrew M. Leitch

Carolyn Miles

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 26, 2010, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	each director;

•	each of the named executive officers named in the Summary Compensation table; and

•	all directors and executive officers as a group.

Applicable percentage ownership is based on 44,811,086 shares of common stock outstanding as of April 26, 2010, unless otherwise noted below, together with applicable options and stock appreciation rights, or SARs, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and SARs currently exercisable, or exercisable within 60 days after April 26, 2010, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and SARs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Neuberger Berman Group LLC(3) 605 Third Avenue New York, New York 10158	5,263,933			5,263,933	11.75%
BlackRock, Inc.(4) 40 East 52nd Street New York, New York 10022	3,252,438	—	—	3,252,438	7.26%
Kayne Anderson Rudnick Investment Management LLC(5) 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067	3,138,853	—	—	3,138,853	7.0%
Eaton Vance Management(6) 2 International Place Boston, Massachusetts 02110	2,981,272	—	—	2,981,272	6.65%
Columbia Wanger Asset Management, L.P.(7) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,900,00	—	—	2,900,000	6.47%
Waddell & Reed Investment Management Company(8) 6300 Lamar Avenue Overland Park, Kansas 66202	2,635,061	—	—	2,635,061	5.88%
Generation Investment Management LLP(9) One Vine Street London, United Kingdom W1J 0AH	2,269,839	—	—	2,269,839	5.07%
Marc E. Chardon	85,920(10)	544,396	32,440	662,756	1.46%
Charles T. Cumbaa	50,908(11)	51,618	58,107	160,633	*
Louis J. Attanasi	99,543(12)	—	51,857	151,400	*
Timothy V. Williams	37,268	—	58,107	95,375	*
John P. McConnell	63,648	—	—	63,648	*
Kevin W. Mooney	23,859	—	18,752	42,611	*
Andrew M. Leitch	4,161	18,274	—	22,435	*
George H. Ellis	11,148	—	—	11,148	*
Timothy Chou	11,005	—	—	11,005	*
Carolyn Miles	—	—	—	—	*
All current executive officers and directors as a group (15 persons)	528,216	620,288	435,064	1,583,568	3.45%

*	Less than one percent.
(1)	Includes only options exercisable within 60 days of April 26, 2010.
(2)	Includes only SARs exercisable within 60 days of April 26, 2010.
(3)	Based on information contained in Schedule 13G/A filed on February 17, 2010 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds, neither of which directly own any shares. As investment advisers, certain affiliated persons that Neuberger Berman Group LLC controls have investment and voting power with respect to the shares held. By reason of Rule 13d-3 of the Exchange Act, each of Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power over 4,440,707 shares and shared dispositive power over 5,263,933 shares. Neuberger Berman Management LLC and Neuberger Berman Equity Funds have shared voting power over 4,392,603 shares and 4,360,503 shares, respectively, and shared dispositive power over 4,392,603 and 4,369,503 shares, respectively. Each of Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons disclaim beneficial ownership of all such shares.
(4)	Based on information contained in Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. BlackRock reported that it has sole voting and dispositive power with respect to 3,252,438 shares. On Schedule 13G, BlackRock does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(5)	Based on information contained in Schedule 13G/A filed with the SEC on February 9, 2010 by Kayne Anderson Rudnick Investment Management LLC. Kayne reported that it has sole voting and dispositive power with respect to 3,138,853 shares.
(6)	Based on information contained in Schedule 13G/A filed with the SEC on January 20, 2010 by Eaton Vance Management. Eaton reported that it has sole voting and dispositive power with respect to 2,981,272 shares.
(7)	Based on information contained in Schedule 13G/A filed with the SEC on February 9, 2010 by Columbia Wanger Asset Management, L.P. Columbia reported that it has sole voting and dispositive power with respect 2,900,000 shares.
(8)	Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2010 by Waddell & Reed Investment Management Company (“WRIMCO”), Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”) and Waddell & Reed, Inc. (“WRI”). On the Schedule 13G/A, WRIMCO reports direct ownership and sole voting and dispositive power over 2,635,061 shares. WDR, WRFSI and WRI report indirect ownership and sole voting and dispositive power over 2,635,061 shares. WRI is a broker-dealer and underwriting subsidiary of WRFSI. WRFSI is a subsidiary of WDR. WRIMCO is an investment advisory subsidiary of WRI.
(9)	Based on information contained in Schedule 13G/A filed with the SEC on February 10, 2010 by Generation Investment Management LLP. Generation reported that it has sole voting power with respect to 1,733,497 shares, shared voting power with respect to 155,610 shares and sole dispositive power with respect to 2,269,839 shares.
(10)	Includes 4,000 shares held by Mr. Chardon’s spouse.
(11)	Includes 3,500 shares held by trusts established for Mr. Cumbaa’s children.
(12)	Includes 20,078 shares held by a grantor retained annuity trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2009 and through April 30, 2010, all our officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements except for the following: (a) John Mistretta, our Senior Vice President of Human Resources, filed a Form 4 on April 17, 2009 reporting the purchase of 89 shares on March 16, 2009; (b) Heidi Strenck, our Senior Vice President and Corporate Controller, filed a Form 4 on August 3, 2009 reporting, among other things, the sale of 2,500 shares on June 19, 2009; (c) Mr. Zink, our Senior Vice President of Customer Support Services, Messrs. Attanasi, Cumbaa, and Ms. Strenck, filed Forms 4 on November 12, 2009 reporting, among other things, the forfeiture of 1,088 shares each to us on October 29, 2009 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock; (d) Mr. Williams filed a Form 4 on November 12, 2009 reporting, among other things, the forfeiture of 1,413 shares to us on October 29, 2009 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock; (e) Mr. Cumbaa filed a Form 4 on April 22, 2010 reporting the exercise on August 20, 2007 of 18,382 options granted to him on October 18, 2002 as well as transfers of a total of 3,500 shares to trusts established for the benefit of his children on October 24, 2007, December 19, 2008 and July 15, 2009; and (f) Mr. Chardon filed a Form 4 on April 23, 2010 reporting, among other things, the purchase of a total of 176 shares on March 15, 2007, June 15, 2007, September 14, 2007, December 14, 2007 and March 14, 2008 from reinvestments of dividends, the sale of 8,598 shares on August 6, 2009 and the forfeiture of 3,795 shares on December 1, 2008 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Compensation Committee Report is not “soliciting material,” shall not be deemed “filed” with the SEC or deemed to be incorporated by reference into any such filings except to the extent it is specifically incorporated by reference therein.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section of this Proxy Statement with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

John P. McConnell, Chairman

Timothy Chou

Andrew M. Leitch

COMPENSATION DISCUSSION AND ANALYSIS

We refer to our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers in 2009 as our “named executive officers” in this Proxy Statement. Our named executive officers in 2009 were Marc E. Chardon, Timothy V. Williams, Louis J. Attanasi, Charles T. Cumbaa and Kevin W. Mooney. This Compensation Discussion and Analysis describes the Compensation Committee’s compensation objectives and policies, including executive pay decisions and processes and all elements of our executive compensation program, for our named executive officers as well as all of our executive officers.

Executive Summary

Our overarching compensation goal is to link the financial interests of our executive officers to the attainment and furtherance of our long-term business strategies, which in turn, further the interests of our stockholders. We believe this is accomplished through the following principles and processes:

•

We maintain a relatively simple and transparent compensation program, the primary elements of which are base salary, an annual bonus tied to company and individual performance and an equity program consisting of SARs (which only provide value to executives if our stock price appreciates), restricted stock and, prior to 2007, stock options. Our annual compensation program did not materially change in 2009.

•	As a general policy, we do not favor non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) to executive officers that are not available to our employees generally.

•

In 2007, we undertook an extensive benchmarking process and designed the compensation program in place today. In 2009, to establish certain terms of Mr. Chardon’s Amended and Restated Employment Agreement finalized in January 2010 and to ensure that our equity awards were within the range of comparative norms, we benchmarked the equity component of the program for all named executive officers.

•

We continue to target compensation opportunities at the 50th percentile of our peer group for each element of pay. However, our program is flexible enough to allow our Compensation Committee to provide compensation above or below the target based on experience and in cases of exceptional or below target individual and/or company performance.

•

A significant portion of target total direct compensation (defined as base salary plus annual target bonus plus annual equity grant value) is performance-based via the cash bonus and stock-based compensation. This philosophy is intended to ensure a balance between long-term and short-term performance and a proper relationship between executive compensation and our operational performance and stockholder return.

•

In 2008, we entered into retention agreements with certain of our executive officers to provide cash severance, continuation of benefits and acceleration of equity awards if they are terminated within 12 months after a change in control, either by us without cause or by the officers for good reason.

•

Compensation recommendations for executive officers are developed by Mr. Chardon (except with respect to his own compensation), with input from our Human Resources Department. These recommendations are presented to our Compensation Committee and reviewed by an independent consultant, Compensia Inc., retained by our Compensation Committee.

Our Compensation Committee and senior management believe the level of total compensation for our named executive officers is reasonable and appropriate based on our achievements in 2009, including our 2% revenue increase compared to 2008 and the variable, performance-based nature of our compensation program.

Governance of Executive Officer Compensation Program

Role of the Compensation Committee

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. The primary duties relating to administering our executive officer compensation plans, policies and programs include:

•	establishing the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating and approving all of our executive officer compensation plans, policies and programs;

•	establishing and approving corporate goals and objectives relevant to the performance and compensation of our Chief Executive Officer;

•	reviewing and approving the recommendations of our Chief Executive Officer for corporate goals and objectives relevant to performance and compensation of our other executive officers;

•	reviewing and approving, with input from our Board of Directors, equity compensation plans for our executive officers and employees; and

•	conducting periodic competitive evaluations of our executive officer compensation plans.

Our Compensation Committee consists of entirely independent directors in accordance with the Nasdaq Stock Market listing rules and operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised by the Compensation Committee and our Board and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Role of Executive Officers in Compensation Decision-Making

Mr. Chardon makes recommendations to our Compensation Committee regarding the compensation arrangements for the executive officers, except himself. In formulating his recommendations, Mr. Chardon considers both internal and external compensation data from our Human Resources Department and the Committee’s compensation consultant. The Compensation Committee consults with the full Board of Directors as necessary in making decisions regarding Mr. Chardon’s compensation.

Role of Compensation Consultant

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. The Committee currently employs Compensia to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Committee may direct its advisor(s) to work with the Human Resources Department to support the Committee in matters relating to the fulfillment of its charter.

At the request and on behalf of our Compensation Committee during 2009, Compensia:

•	reviewed and provided recommendations regarding the composition of the peer group used to benchmark executive compensation;

•	reviewed and advised on the size and structure of the cash components of our executive compensation program (i.e., base salary levels and target bonus levels);

•	benchmarked the equity component of our executive compensation program; and

•	advised our Compensation Committee on the proposed terms of Mr. Chardon’s Amended and Restated Employment Agreement.

In the course of fulfilling these responsibilities, Compensia is generally asked to attend Compensation Committee meetings. In addition, Compensia also meets with management from time to time to gather information on and review proposals that management presents to the Compensation Committee. While the Compensation Committee considers the input of its consultant, the Compensation Committee’s executive compensation decisions, including the specific amounts paid to executive officers and directors, are its own and might reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executives and incentivize them to perform at their highest level.

2.	Shareholder Value Creation. Structure compensation, whether through salary, cash-based bonus plans or indirectly through appreciation of equity awards, that will ultimately contribute toward enhancing stockholder value; and

3.	Pay-for-Performance. Ensure actual compensation realized by executives is linked to the attainment and furtherance of our long-term business strategies and, in turn, the interests of our stockholders.

Accordingly, our executive officers are primarily rewarded for successfully meeting quantitative performance goals directly related to generating positive returns for our stockholders. We use the following compensation programs to achieve these objectives:

Compensation Element	Compensation Objective(s) Supported
Base salary	#1 and #2
Annual bonus	#1, #2 and #3
Equity awards	#1, #2 and #3
Benefits	#1
Change in control severance payments	#1 and #2

Target Pay Position/Mix of Pay

The main components of our executive compensation program are base salary, annual bonus and equity grants. The three elements are discussed in greater detail below under “Elements and Evaluation of 2009 Executive Officer Compensation.” For each of these three elements, our strategy generally has been to examine peer group and relevant industry compensation practices and, with respect to base salary and annual bonus, target the 50th percentile of our market. The Compensation Committee has historically approved compensation levels for officers above and below target pay positions, based on experience, individual contribution and company performance relative to the peer group, to ensure an appropriate pay-for-performance alignment. The Compensation Committee does not aim to deliver a specified percentage of pay through each form of compensation; rather, it adheres to the overall principle of delivering the majority of compensation in variable, performance-based forms.

Compensation Benchmarking

With the assistance of Compensia, in 2009 our Compensation Committee thoroughly examined our historical peer companies along with other software companies with a vertical sales channel and comparable revenue in order to determine an appropriate new peer group of companies with whom we compete most directly for talent. As a result of this review, our Compensation Committee revised our peer group list to eliminate 17 companies that no longer conformed to our peer group profile and replaced them with 7 new companies. The companies eliminated from our peer group were: Actuate Corporation; Ansys, Inc.; Aspen Technology, Inc.; Bottomline Technologies, Inc.; Concur Technologies, Inc.; Epicor Software Corporation; i2 Technologies, Inc.; Informatica Corporation; JDA Software Group, Inc.; Magma Design Automation, Inc.; Manhattan Associates, Inc.; MicroStrategy Incorporated; MSC.Software Corporation; Pegasystems Inc.; QAD Inc.; SPSS Inc.; and Tier Technologies, Inc. The companies added to our peer group were: Allscripts-Misys Healthcare Solutions, Inc.; athenahealth, Inc.; DealerTrack Holdings, Inc.; Digital River, Inc.; Eclipsys Corporation; Quality Systems, Inc.; and Solera Holdings, Inc. The full peer group established by our Compensation Committee used to execute our executive compensation program for 2009 consists of the following companies:

Advent Software, Inc.	EPIQ Systems, Inc.
Allscripts-Misys Healthcare Solutions, Inc.	Omnicell, Inc.
athenahealth, Inc.	Quality Systems, Inc.
Blackboard Inc.	S1 Corporation
DealerTrack Holdings, Inc.	Solera Holdings, Inc.
Digital River, Inc.	Tyler Technologies, Inc.
Eclipsys Corporation

In addition to the compensation practices of the above companies, the Compensation Committee also reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Executive Survey. This information is considered when making recommendations for each element of compensation as well as total compensation.

Tally Sheets

The Compensation Committee periodically reviews tally sheets for the named executive officers and other executive officers and utilizes them, along with peer group analyses, in making its compensation decisions. These tally sheets affix dollar amounts to each component of compensation for the executive officers, including current pay (salary and cash and equity incentive bonuses), outstanding equity awards, benefits, perquisites and potential change in control severance payments. These tally sheets are only one tool used by the Compensation Committee in its deliberative process of evaluating the total amount of compensation provided to each executive officer and the impact that any adjustment to the various elements of each officer’s current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions.

Elements and Evaluation of 2009 Executive Officer Compensation

Base Salary. Salary is one of the few fixed pay elements in our program and ensures a base level of compensation. We base the salaries of our executive officers on peer group studies, individual experience and contribution, corporate performance and historical compensation practices for such officers.

Each named executive officer’s base salary for 2007, 2008 and 2009 is included in the Summary Compensation Table. Due to general economic conditions in the United States in late 2008, particularly as they relate to the market served by the Company, Mr. Chardon recommended to the Compensation Committee, and it concurred, that base salaries for all executive officers would not be increased in 2009. To be consistent with competitive market practices and reflect each named executive officer’s individual experience and contributions to the Company, in late 2009, Mr. Chardon recommended to the Compensation Committee, and it concurred, that base salaries would be increased in 2010, as set forth below. The Compensation Committee separately determined that, based on similar factors, Mr. Chardon’s salary would only be increased in 2010. Factors influencing Mr. Chardon’s increase include his leadership through 2009, an economically challenging year in which the Company achieved a level of profitability comparable to 2008. Mr. Williams’ salary increase is due to his leadership and contributions in 2009 in managing our finance department and assisting us to achieve our financial projections. Factors influencing Mr. Attanasi’s increase include his contributions in 2009 to develop our Generation 8 platform and enhance the Company’s software-as-a service capabilities. Mr. Cumbaa’s salary increase is due to his contributions in 2009 in leading what is now our Enterprise Customer Business Unit. The Compensation Committee also considered compensation practices for officers at our Company in similar positions as Mr. Cumbaa in increasing his salary. Mr. Mooney’s salary was increased due to his leadership of our sales department to achieve its goals in 2009.

	2009 Salary ($)	Salary Adjustment for 2010		2010 Salary ($)
Name		($)	(%)
Marc E. Chardon	$564,000	$14,100	2.5%	$578,100
Timothy V. Williams	330,600	$8,265	2.5%	$338,865
Louis J. Attanasi	295,800	$7,395	2.5%	$303,195
Charles T. Cumbaa	300,000	$24,000	8.0%	$324,000
Kevin W. Mooney	340,000	$8,500	2.5%	$348,500

Benefits and Perquisites. The Compensation Committee generally seeks to provide the same benefits to our executive officers as to all of our employees. These benefits include a matching contribution to our 401(k) plan, payment of life and disability insurance premiums and dividends paid on restricted stock. While we no longer do so, in past years, we paid certain executive officers an automobile allowance. We also paid certain executive officers an equipment subsidy pursuant to our computer purchase program. The Compensation Committee believed such benefits and perquisites enhance the recruitment and retention of executive officers.

Performance-Based Annual Bonus. Our corporate annual cash bonus plan provides for the payment of cash bonuses based on our performance in relation to predetermined Company objectives and individual performance goals. In 2009, our corporate objectives were: (1) Adjusted Revenue (as defined below) of $327,219,496; and (2) Adjusted EBIT (as defined below) of $84,991,249. Bonus targets payouts in 2009 were equal to approximately 86%, 50%, 45%, 50%, and 50% of base salary for Messrs. Chardon, Williams, Attanasi, Cumbaa and Mooney, respectively.

Each individual’s maximum potential bonus is determined based on the achievement of objective, corporate performance goals. For 2009, the performance metrics of the annual cash bonus plan consisted of Adjusted Revenue (50% weighting) and Adjusted EBIT (50% weighting). For purposes of the corporate annual cash bonus plan, Adjusted Revenue means revenue reported under generally accepted accounting principles, or GAAP, as presented in the Company’s periodic reports to the SEC, with an adjustment for revenue associated with the Company’s acquisition of Kintera that is not recognizable under GAAP purchase accounting. Adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP: (a) net income plus (b) the adjustment for revenue associated with the Company’s acquisition of Kintera, discussed above, plus (c) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, (iii) bonus expense, (iv) amortization expense, and (v) stock-based compensation less (d) interest income and any extraordinary gains. We use an EBIT target because we believe EBIT, although not a substitute for GAAP earnings, provides an important measure of the operation and success of our business.

The determination of an individual’s maximum potential bonus is based on the following matrix.

	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Adjusted Revenue as % of target	<90%	90%	100%	115%
Adjusted EBIT as % of target	<90%	90%	100%	115%
Maximum individual potential bonus as % of target	0%	50%	100%	200%

The threshold Adjusted Revenue and Adjusted EBIT must both be achieved for any bonus to be paid under the plan. For 2009, Company achievement against the predetermined Company objectives was 93% with respect to revenue and 99% with respect to EBIT. Therefore, in light of achieving both the Adjusted Revenue and Adjusted EBIT thresholds, the Compensation Committee paid bonuses calculated on the basis of a payout of approximately 80% of the target payout.

We determined Messrs. Williams, Attanasi and Cumbaa’s bonus awards entirely on the foregoing and on the basis of a payout of approximately 80%. We determined Mr. Chardon’s 2009 bonus pursuant to the terms of the Employment Agreement he entered into with us on November 28, 2005. Accordingly, 80% of Mr. Chardon’s bonus was based on the achievement of corporate performance as described above, and 20% is based on the Compensation Committee’s subjective evaluation of his performance during the year. For 2009, the Compensation Committee considered Mr. Chardon’s leadership throughout the year, including particularly the difficult economic conditions. Accordingly, for the corporate performance component of his 2009 bonus, Mr. Chardon received $309,731 (approximately 80% of the 80% of total target bonus assigned to corporate performance). Mr. Chardon also received $90,269 for the individual component of his 2009 bonus (approximately 93% of the 20% of total target bonus assigned to individual performance). We determined Mr. Mooney’s bonus 70% based on the achievement of corporate performance and 30% based on the Compensation Committee’s subjective evaluation of his performance during the year. For the corporate performance component of his 2009 bonus, Mr. Mooney received $95,319 (approximately 80% of the 70% of total target bonus assigned to corporate performance). Mr. Mooney also received $51,000 for the individual component of his 2009 bonus (100% of the 30% of total target bonus assigned to individual performance). The Compensation Committee set the individual component of Mr. Mooney’s 2009 bonus at 100% due to his strong leadership and performance in leading our sales department to achieve its goals during economically challenging times.

Equity Incentive Programs. Long-term equity incentives, including restricted stock, stock-settled SARs and stock options granted pursuant to our 2008 Equity Incentive Plan and 2004 Stock Plan and stock options granted pursuant to our 2001 and 1999 Stock Option Plans, are intended to help align the interests of executive officers with our stockholders. Since 2005, we have granted executive officers a mix of stock options or SARs and restricted stock. In 2006, 75% of an executive’s award (other than awards to our Chief Executive Officer, whose equity incentives are described below) took the form of SARs that vest 100% after three years and 25% was granted in the form of restricted stock that vest in equal annual installments over four years. In 2007, 2008 and 2009, 50% of an executive’s award (other than awards to our Chief Executive Officer) was granted in the form of SARs and 50% in the form of restricted stock, both of which vest annually in four equal amounts beginning on the first anniversary of the date of grant.

In 2009, Compensia benchmarked the Company’s executive equity program and recommended that, for 2009, the framework we have traditionally used should continue to serve as the basis for the equity awards to the named executive officers (other than the Chief Executive Officer) listed in the Grants of Plan-Based Awards Table below. The details and rationale behind the equity award framework for 2009 is as follows:

•	Equity grant value is delivered 50% in SARs and 50% in restricted stock to provide a better balance between retention and incentives to increase stockholder value;

•

the vesting schedule for SARs is the same as restricted stock (four equal annual amounts beginning on the first anniversary of the date of grant), which conforms to market norms and enhances retention because of the additional year of vesting; and

•

equity awards are targeted to the 50th percentile of our market, which supports our overall objective of paying our executives competitively, yet through variable compensation that aligns the financial interests of executives with those of our stockholders.

In 2007, the Compensation Committee awarded equity at the 75th percentile to address retention concerns at the executive level that arose due to the significant vested position of most executives and historically below market equity awards. In 2008, the Compensation Committee had planned to revert back to awarding equity at the 50th percentile, however, the Compensation Committee was unable to deliver equity at the 50th percentile as intended due to the decline in our stock price and the impact that such an award would have on our aggregate equity pool. Instead, the Compensation Committee awarded equity at the number of shares that would have been at the 50th percentile in 2007 although the dollar value was lower due to the decline in Blackbaud’s stock price. In 2009, as the markets stabilized, the Compensation Committee awarded equity at approximately the 50th percentile.

All of Mr. Chardon’s equity grants made prior to December 31, 2009, other than his SARs, were awarded pursuant to his the employment agreement we entered into with him in November 2005. At that time, we granted Mr. Chardon an option to purchase 800,000 shares of our common stock. This stock option vested as to 25% of the shares on the first anniversary of the date of grant, with 50,000 of the shares vesting every three months thereafter until fully vested. We also granted Mr. Chardon 34,938 shares of restricted common stock on November 28, 2005, 25% of which vest on the first, second, third and fourth anniversary of the date of grant. Mr. Chardon’s 2005 employment agreement provided for an annual grant of restricted stock at a value of no less than $562,500. Accordingly, on November 9, 2006, November 6, 2007, November 7, 2008 and November 10, 2009, the Compensation Committee granted Mr. Chardon 21,028, 22,500, 45,363 and 25,179 shares of restricted stock, respectively, 25% of which vest on the first, second, third and fourth anniversary of the date of grant. Following its review of our compensation program, Mr. Chardon’s performance in 2007 (a year in which our total revenue increased 34% compared to 2006 and during which we acquired and began the successful integration of three companies) and 2008 (a year in which our total revenue and gross profit increased 18% and 13%, respectively compared to 2007), and upon Compensia’s advice, the Compensation Committee determined in 2008 and 2009 that Mr. Chardon’s equity holdings and the annual grant amount in the 2005 employment agreement were below market relative to our peer group. Therefore, the Compensation Committee decided to grant Mr. Chardon SARs in 2008 and 2009. The awards were made on February 12, 2008, November 7, 2008 and November 10, 2009 for 55,380, 19,000 and 65,299 SARs, respectively. The SARs vest in four equal annual installments, beginning on the first anniversary of the date of grant, and are to be settled in stock at the time of exercise.

The table below lists the SAR and restricted stock awards made to each named executive officer in 2009. All SAR and restricted stock grants were made on November 10, 2009. The closing price of our common stock on November 10, 2009 was $22.34. Grant levels are structured in consideration of peer group practice with respect to the economic value of equity compensation (i.e., the Black-Scholes value of stock options and SARs, and fair value of restricted stock on the date of grant), individual performance, criticality of role, the expected future contribution and long-term retention of the executive officer and our performance compared to the peer group.

Name	Number of SARs	Number of Restricted Shares
Marc E. Chardon	65,299	25,179
Timothy V. Williams	25,500	7,600
Louis J. Attanasi	23,500	7,000
Charles T. Cumbaa	25,500	7,600
Kevin W. Mooney	55,265	7,600

Retention Agreements. In November 2008, we entered into retention agreements with our executive officers who did not already have severance arrangements in place covering termination upon a change in control of the Company. Based on our review of market competitive and best practices and upon the advice of Compensia, the agreements only award severance if the executive officer’s employment is terminated within 12 months after a change in control either by us without cause or by the officer for good reason. The agreements are designed to preserve employee morale, encourage productivity and employee retention. Severance under the agreements consists of cash severance of 1.5 times base salary, a continuation of health insurance benefits for the lesser of 12 months following termination or until the executive officer becomes eligible for benefits from another employer, and acceleration of 100% of the executive officer’s equity awards.

2009 Total Compensation. The Compensation Committee believes it is fulfilling our compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance, a balance between our operational performance and stockholder return, and effective retention of those members of our management team that the Compensation Committee finds have been critical to our success and stockholder value creation.

Equity Grant Policy

We do not have any formal programs, plans or practices with respect to the timing of equity grants in coordination with the release of material nonpublic information. However, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. As a policy, the Compensation Committee generally grants equity awards during periods considered to be our open trading windows (beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter).

Tax Deductibility of Executive Compensation

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for Mr. Chardon and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation. However, the Compensation Committee retains the ability to evaluate the performance of our executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued to our named executive officers in 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Marc E. Chardon	2009	564,000	562,500	418,907	400,000	44,078	1,989,485
President, Chief Executive Officer and Director	2008	564,000	562,500	561,792	320,170	35,608	2,044,070
	2007	543,375	587,475	—	530,955	27,069	1,688,874

Timothy V. Williams	2009	330,600	169,784	188,190	132,405	20,517	841,496
Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary	2008	330,600	99,200	102,935	94,000	20,196	646,931
	2007	286,000	417,760	510,397	150,150	23,552	1,387,859

Louis J. Attanasi	2009	295,800	156,380	173,430	106,621	17,915	750,146
Senior Vice President Products	2008	295,800	80,600	83,635	75,500	17,526	553,061
	2007	263,925	339,430	414,697	110,849	16,252	1,145,153

Charles T. Cumbaa	2009	300,000	169,784	188,190	120,150	19,564	797,688
President Enterprise Customer Business Unit	2008	300,000	99,200	102,935	85,500	19,243	606,878
	2007	263,925	417,760	510,397	127,080	15,074	1,334,236

Kevin W. Mooney(4)	2009	340,000	169,784	407,856	146,319	16,628	1,080,587
President General Markets Business Unit	2008	155,832	417,364	464,409	44,500	8,135	1,090,240
	2007	—	—	—	—	—	—

(1)

The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718.

(2)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 of the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010 for the year ended December 31, 2009.
(3)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match ($)	Dividends Paid on Restricted Stock ($)	Life and Disability Insurance Premiums ($)	Health Savings Account Contributions ($)
Marc E. Chardon	2009	7,350	32,891	3,537	300
	2008	6,900	24,871	3,537	300
	2007	6,750	16,782	3,537	—

Timothy V. Williams	2009	7,350	9,465	3,402	300
	2008	6,900	9,594	3,402	300
	2007	6,750	5,000	3,402	—

Louis J. Attanasi	2009	7,350	8,018	2,247	300
	2008	6,900	8,319	2,007	300
	2007	6,750	4,745	2,007	—

Charles T. Cumbaa	2009	7,350	9,465	2,449	300
	2008	6,900	9,594	2,449	300
	2007	6,750	5,000	2,449	—

Kevin Mooney	2009	7,350	7,586	1,692	—
	2008	3,388	3,901	846	—
	2007	—	—	—	—

Also includes a payment of $8,400 to Mr. Williams in 2007 for an automobile allowance and a payment of $2,750 and $875 in 2007 to Mr. Attanasi and Mr. Cumbaa, respectively, for an equipment subsidy pursuant to our computer purchase program.

(4)	Mr. Mooney joined our Company on July 14, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	1,006,660	18.60	2,787,882
2004 Stock Plan	1,516,232	20.60	—	(1)
2001 Stock Option Plan	303,081	5.24	—
1999 Stock Option Plan	—	—	—
Kintera, Inc. 2000 Stock Option Plan, as amended(2)	6,820	12.87	—
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(2)	23,051	11.49	—
Equity compensation plans not approved by stockholders
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies(3)	—	—	94,339

(1)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.
(2)	This plan was approved by the stockholders of Kintera and assumed by us upon our acquisition of Kintera in July 2008.
(3)	The Company adopted this plan so that it could issue registered shares of its common stock to certain of its employees pursuant to employment contracts or other agreements or arrangements entered into in connection with its acquisition of etapestry.com, Inc., Kintera and any other company in the future.

GRANTS OF PLAN-BASED AWARDS FOR 2009

The following table provides information regarding grants of plan-based awards made to our named executive officers in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)(1)	Maximum ($)
Marc E. Chardon	11/10/09	0	483,350	966,700
	11/10/09				25,179			562,499
	11/10/09					65,299	22.34	418,907
Timothy V. Williams	11/10/09	0	165,300	330,600
	11/10/09				7,600			169,784
	11/10/09					25,500	22.34	188,190
Louis J. Attanasi	11/10/09	0	133,110	266,220
	11/10/09				7,000			156,380
	11/10/09					23,500	22.34	173,430
Charles T. Cumbaa	11/10/09	0	150,000	300,000
	11/10/09				7,600			169,784
	11/10/09					25,500	22.34	188,190
Kevin W. Mooney	11/10/09	0	170,000	340,000
	11/10/09				7,600			169,784
	11/10/09					55,265	22.34	407,856

(1)	Mr. Chardon’s target bonus is established by the Compensation Committee and, pursuant to the employment agreement he entered into with us on November 28, 2005, his target bonus can be no less than $450,000. The 2009 target bonuses for our named executive officers were based upon a percentage of their annual salary as follows:

Executive	Target
Timothy V. Williams	50% of annual salary
Louis J. Attanasi	45% of annual salary
Charles T. Cumbaa	50% of annual salary
Kevin W. Mooney	50% of annual salary

(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table. All grants of restricted common stock vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.
(3)	The named executive officers were each granted the number of SARs provided next to their names in the table. All of the SARs will be settled in stock at the time of exercise and vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the base price of the SAR, multiplied by the number of SARs and then divided by the share price on the exercise date.
(4)	The grant date fair value of the restricted stock and SAR awards is calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table contains information concerning unexercised stock options and SARs and shares of restricted stock that had not vested for the named executive officers as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Marc E. Chardon	649,156	—		$16.10	11/28/2012	75,708	(8)	$1,788,980
	13,845	41,535	(1)	26.17	02/13/2015
	4,750	14,250	(2)	12.40	11/08/2015
	—	65,299	(3)	22.34	11/11/2016

Timothy V. Williams	100,000	—		$4.80	10/01/2010	22,072	(9)	$521,561
	24,774	—		26.75	11/10/2011
	26,667	26,666	(4)	26.11	11/07/2014
	6,667	20,000	(5)	12.40	11/08/2015
	—	25,500	(3)	22.34	11/11/2016

Louis J. Attanasi	24,774	—		$26.75	11/10/2011	18,847	(10)	$445,355
	21,667	21,666	(4)	26.11	11/07/2014
	5,417	16,250	(5)	12.40	11/08/2015
	—	23,500	(3)	22.34	11/11/2016

Charles T. Cumbaa	24,774	—		$26.75	11/10/2011	22,072	(11)	$521,561
	51,618	—		5.44	10/18/2012
	26,667	26,666	(4)	26.11	11/07/2014
	6,667	20,000	(5)	12.40	11/08/2015
	—	25,500	(3)	22.34	11/11/2016

Kevin W. Mooney	16,252	48,757	(6)	$21.40	08/09/2015	22,227	(12)	$525,224
	2,500	7,500	(7)	12.40	11/08/2015
	—	55,265	(3)	22.34	11/11/2016

(1)	The unvested SARS underlying this award for Mr. Chardon will vest in three equal annual installments beginning on February 12, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.
(2)	The unvested SARs underlying this award for Mr. Chardon will vest in three equal annual installments beginning on November 7, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.
(3)	The unvested SARs underlying this award will vest in four equal annual installments beginning on November 10, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.
(4)	26,666 SARs underlying this award for Messrs. Williams and Cumbaa and 21,666 SARs underlying this award for Mr. Attanasi will vest in two equal annual installments beginning on November 6, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.
(5)	20,000 SARs underlying this award for Messrs. Williams and Cumbaa and 16,250 SARS underlying this award for Mr. Attanasi will vest in three equal annual installments beginning on November 7, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.
(6)	48,757 SARS underlying this award for Mr. Mooney will vest in three equal annual installments beginning on August 8, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.
(7)	7,500 SARS underlying this award for Mr. Mooney will vest in three equal annual installments beginning on November 7, 2010, subject to continued employment, and shall be settled in stock at the time of exercise.

(8)	The unvested portion of Mr. Chardon’s award will vest as follows: 5,257 restricted shares on November 9, 2010; 11,250 restricted shares in two equal annual installments beginning on November 6, 2010; 34,022 restricted shares in three equal annual installments beginning on November 7, 2010; and 25,179 restricted shares in four equal annual installments beginning on November 10, 2010.
(9)	The unvested portion of Mr. Williams’ award will vest as follows: 472 restricted shares will vest on November 9, 2010; 8,000 restricted shares will vest in two equal annual installments beginning on November 6, 2010; 6,000 restricted shares will vest in three equal annual installments beginning on November 7, 2010; 7,600 restricted shares will vest in four equal annual installments beginning on November 10, 2010.
(10)	The unvested portion of Mr. Attanasi’s award will vest as follows: 472 restricted shares will vest on November 9, 2010; 6,500 restricted shares will vest in two equal annual installments beginning on November 6, 2010; 4,875 restricted shares will vest in three equal annual installments beginning on November 7, 2010; and 7,000 restricted shares will vest in four equal annual installments beginning on November 10, 2010.
(11)	The unvested portion of Mr. Cumbaa’s award will vest as follows: 472 restricted shares will vest on November 9, 2010; 8,000 restricted shares will vest in two equal annual installments beginning on November 6, 2010; 6,000 restricted shares will vest in three equal annual installments beginning on November 7, 2010; and 7,600 restricted shares will vest in four equal annual installments beginning on November 10, 2010.
(12)	The unvested portion of Mr. Mooney’s award will vest as follows: 14,627 restricted shares will in three equal annual installments beginning on August 8, 2010; and 7,600 restricted shares will vest in four equal annual installments beginning on November 10, 2010.
(13)	Based on $23.63 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED IN 2009

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	6,211	$22,794	30,958	$682,066
Timothy V. Williams	160,000	2,441,362	9,722	212,200
Louis J. Attanasi	—	—	8,597	187,315
Charles T. Cumbaa	—	—	9,722	212,200
Kevin W. Mooney	—	—	4,876	95,423

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans

We do not have deferred compensation or defined benefit pension or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes our maximum potential payments to the named executive officers upon various termination events as described below. The payments are quantified assuming the termination of employment or change in control occurred on the last trading day of our most recently completed fiscal year (December 31, 2009) and that the price per share of common stock is the closing price on December 31, 2009 ($23.63 per share). The payments are also quantified under the named executive officer’s employment agreement in effect at December 31, 2009.

	Marc E. Chardon		Timothy V. Williams	Louis J. Attanasi	Charles T. Cumbaa	Kevin W. Mooney
Termination Without Cause or For Good Reason
Base salary	$564,000		—	—	—	—
Pro rata bonus	483,350		—	—	—	—
Lump sum severance	483,350		—	—	—	—
Value of acceleration of equity incentives	673,874		—	—	—	—
Continuation of benefits	15,621		—	—	—	—
Estimated Section 409A gross-up payment	370,415		—	—	—	—

Total	$2,590,610	(1)	—	—	—	—

Termination Upon Death or Disability
Base salary	—		—	—	—	—
Pro rata bonus	$483,350		—	—	—	—
Lump sum severance	—		—	—	—	—
Value of acceleration of equity incentives	—		—	—	—	—
Continuation of benefits	—		—	—	—	—
Estimated Section 409A gross-up payment	—		—	—	—	—

Total	$483,350	(2)	—	—	—	—

Termination Upon Change in Control
Base salary	$564,000		$495,900	$443,700	$450,000	$510,000
Pro rata bonus	483,350		—	—	—	—
Lump sum severance	483,350		—	—	—	—
Value of acceleration of equity incentives	918,138		779,059	658,160	779,059	789,468
Continuation of benefits	15,621		10,414	10,414	10,414	10,414
Estimated Section 409A gross-up payment	370,415		—	—	—	—

Total	$2,834,874	(3)	$1,285,373	$1,112,274	$1,239,473	$1,309,882

(1)	Under Mr. Chardon’s 2005 employment agreement, in effect at December 31, 2009, if his employment is terminated without cause, as defined in that agreement or by Mr. Chardon for good reason, as defined in that agreement, we will be obligated to continue to pay his base salary for a period of 12 months, pay a pro rata share of his target bonus compensation accrued through the termination date, pay a lump sum payment equal to his annual target bonus within 60 days of termination, accelerate 12 months vesting of stock options, accelerate 12 months vesting of restricted stock, provide health benefits at the same level as in effect on the termination date for a period of 18 months and, if he is subject to tax under Internal Revenue Code Section 409(a)(1)(B), pay an additional gross-up payment sufficient to put him in the same after tax position as he would have been had the tax not applied. Under the equity plans pursuant to which Mr. Chardon’s SARs were granted, such SARs would not accelerate in these circumstances.
(2)	Under Mr. Chardon’s 2005 employment agreement, in effect at December 31, 2009, if his employment is terminated by death or disability, as defined in that agreement, we will be obligated to pay him or his estate a pro rata share of his bonus compensation accrued through the termination date. All unvested restricted stock will be forfeited immediately. All options that are vested on the termination date will terminate if unexercised within one year of the termination. Under the plans pursuant to which Mr. Chardon’s SARs were granted, such SARs would not accelerate in these circumstances.

(3)	Under Mr. Chardon’s 2005 employment agreement, in effect at December 31, 2009, if his employment is terminated due to a change in control, as defined in that agreement, we will be obligated to provide him the same amounts as if he were terminated by us without cause, except that he would get 100% vesting of stock options. Under the plans pursuant to which Mr. Chardon’s SARs were granted, the SARs granted to Mr. Chardon in November 2008 and November 2009 will accelerate in these circumstances if they have strike prices lower than the closing price of our stock on December 31, 2009 and the surviving corporation does not assume, continue or substitute them.

Employment Agreements

Set forth below are descriptions of the principal terms of the employment agreements and retention agreements currently in effect with our named executive officers and the potential payments we will need to make upon termination of employment or upon a change in control of Blackbaud.

Mr. Chardon

In January 2010, we entered into a three-year amended and restated employment and noncompetition agreement with Mr. Chardon to serve as our President and Chief Executive Officer. The agreement automatically renews for successive one year terms, unless either party gives the other advance written notice of non-renewal.

The agreement prohibits Mr. Chardon from participating in any business that directly competes with us or soliciting any employee of ours to leave us for one year after termination of the agreement. Also, the agreement prohibits Mr. Chardon from soliciting our customers or clients for one year after termination of the agreement.

If Mr. Chardon’s employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date, awarded but unpaid cash bonus through the termination date and unreimbursed expenses through the termination date (the “Accrued Compensation”). All of Mr. Chardon’s unexercised stock options and SARS will be immediately forfeited if he is terminated for cause. In Mr. Chardon’s employment agreement, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	willful and repeated failure or refusal to perform his reasonably assigned duties; and/or

•	willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.

If Mr. Chardon’s employment is terminated without cause or by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:

•	pay Mr. Chardon his Accrued Compensation;

•	continue to pay his base salary for a period of 24 months;

•	pay a pro rata share of his cash bonus accrued through the termination date;

•	accelerate 12 months of vesting of all outstanding restricted stock;

•	accelerate 12 months of vesting of all outstanding stock options (Mr. Chardon will have 180 days from the termination date to exercise vested stock options, after which time they will terminate);

•

accelerate 12 months of vesting of all outstanding SARS that have strike prices lower than the closing price of our stock on December 31, 2009 (Mr. Chardon will have 2 years from the termination date to exercise vested SARs granted pursuant to the agreement, after which time they will terminate, and 90 days from the termination date to exercise all other SARS, after which time they will terminate);

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months; and

•

if he is subject to tax under Internal Revenue Code Section 409(a)(1)(B), pay an additional gross-up payment sufficient to put him in the same after tax position as he would have been had the tax not applied.

In Mr. Chardon’s employment agreement, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	our failure to pay or provide him with the compensation or benefits due and payable;

•	a reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	our failure to obtain the assumption in writing of Mr. Chardon’s agreement by any purchaser of all or substantially all of our assets within 15 days after a sale or transfer of such assets;

•	failure to be elected as a director or his removal from the board of directors; and/or

•	relocation of our principal office to a location more than 40 miles from Charleston, South Carolina.

If Mr. Chardon’s employment is terminated by Mr. Chardon without good reason or Mr. Chardon fails to renew the agreement, we will be obligated to pay Mr. Chardon his Accrued Compensation. All of Mr. Chardon’s unvested restricted stock, stock options and SARs will be forfeited to the Company or terminate, as applicable, and he will have 180 days from the termination date to exercise any of his vested stock options and SARs, after which time they will terminate. Except as noted below, if we fail to renew the agreement, Mr. Chardon will receive his Accrued Compensation and a one-time lump-sum payment equal to 12 months of his then-current base salary. All of Mr. Chardon’s unvested restricted stock, stock options and SARs will be forfeited to the Company or terminate, as applicable, and he will have 24 months to exercise any of his vested stock options and SARs, after which time they will terminate.

If, within 12 months after a change in control of the Company, as defined in the agreement, Mr. Chardon is terminated without cause or he resigns with good reason, we will be obligated to pay Mr. Chardon the same amounts as if he were terminated without cause, except that he would get 100% vesting of unvested restricted stock and stock options and 100% vesting of unvested SARs with strike prices lower than the closing price of our stock on December 31, 2009. All of the accelerated equity awards would remain exercisable for the balance of their original terms. If the Company fails to renew the Agreement either during discussions that ultimately lead to a change in control of the Company or within 12 months after a change in control of the Company, the Company has these same payment obligations. In Mr. Chardon’s employment agreement, the term “change in control” is defined generally as:

•

the consummation of a merger or consolidation in which the stockholders of our Company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

If Mr. Chardon’s employment is terminated due to death or disability, as defined in the agreement, we will be obligated to pay him or his estate his Accrued Compensation and a pro rata share of his cash bonus accrued through the termination date. All unvested restricted stock, options and SARs will be forfeited to the Company or terminate immediately, as applicable. Mr. Chardon’s estate will have one year from the termination date to exercise any vested options and SARs, after which time they will terminate.

Finally, the agreement provides that, if any payments made to Mr. Chardon are deemed to be “parachute payments” under Section 280G(b)(2) of the Code, Mr. Chardon may elect either to receive full payment under the agreement or to have the Company reduce the payment to the minimum extent necessary to avoid imposition of any excise tax or the disallowance of a deduction to the Company under Section 280G(b)(2) of the Code.

Messrs. Williams, Attanasi, Cumbaa and Mooney

We entered into at-will employment agreements with Messrs. Williams, Attanasi, Cumbaa and Mooney dated January 2, 2001, December 17, 2002, May 16, 2001 and June 25, 2008, respectively. Each agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for two years after termination of the agreement. Additionally, each prohibits the solicitation of our customers or clients for two years after termination of the agreement. None of the agreements provide for any severance payments and have no set term. The agreements were amended in November 2008 to include an assignment of intellectual property clause.

In November 2008, we entered into retention agreements with Messrs. Williams, Attanasi, Cumbaa and Mooney. The retention agreements provide each severance upon termination of employment under certain circumstances, as described below. We are not obligated to pay additional “gross-up” payments to Messrs. Williams, Attanasi, Cumbaa or Mooney if, in connection with payments following termination, they are subject to taxation under Section 280(G) or 409A(a)(1)(B) of the Internal Revenue Code.

If Messrs. Williams, Attanasi, Cumbaa or Mooney’s employment is terminated within 12 months after a change in control, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	pay him 1.5 times his base salary;

•	accelerate and fully vest his unvested SARs that have strike prices lower than the closing price of our stock on December 31, 2009;

•	accelerate and fully vest his restricted stock; and

•	provide health benefits for the lesser of 12 months following the termination date or until he becomes eligible for insurance benefits from another employer.

In the retention agreements, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	willful and repeated failure or refusal to perform his reasonably-assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	willful violation of his employment agreement.

In the retention agreements, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	a reduction in the officer’s base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•

failure by us to obtain the assumption in writing of our obligation to honor the officer’s agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•

a relocation of his office to a location more than 40 miles from his existing office location, without the officer’s consent, or a material adverse change in the business travel requirements of the officer’s position.

In the retention agreements, the term “change in control” is defined generally as:

•	the consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

If Messrs. Williams, Attanasi, Cumbaa or Mooney’s employment is terminated for cause or without cause by us, without good reason by the officer, or due to death or disability, they are not entitled to any additional compensation under their agreements beyond that accrued as of the termination date. Our equity incentive plans provide for the treatment of these officers’ stock rights upon termination for cause or without cause by us, without good reason by the officers, or due to death or disability. In these circumstances, any unvested shares of restricted stock granted to Messrs. Williams, Attanasi, Cumbaa or Mooney during the term of their employment will be immediately forfeited to Blackbaud or reacquired by Blackbaud at no cost on the termination date. Messrs. Williams’ and Cumbaa’s vested stock options will remain exercisable for 180 days after termination if they are terminated due to death or disability and 90 days if they are terminated for any other reason. Messrs. Williams’, Attanasi’s, Cumbaa’s and Mooney’s SARs will not accelerate if the executive officer is terminated other than upon a change in control. Vested SARs granted under the 2004 Stock Plan will remain exercisable for one year after termination if the officers are terminated due to death or disability and 90 days if they are terminated for any other reason. Vested SARS granted under the 2008 Equity Incentive Plan will remain exercisable for 180 days after termination if they are terminated for any reason including death or disability.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Timothy Chou	$45,000	$82,176	$3,573	$130,749
George H. Ellis	66,250	82,176	4,380	152,806
Marco W. Hellman	62,500	82,176	8,273	152,949
Andrew M. Leitch	72,000	82,176	1,934	156,110
John P. McConnell	48,750	82,176	4,630	135,556
Carolyn Miles(3)	136,426	—	—	136,426

(1)	On August, 4, 2009, we granted each non-employee director 4,144 shares of restricted stock having an aggregate grant date fair value of $82,176 computed in accordance with FASB ASC Topic 718. No options or SARS awards were granted to our directors in 2009.
(2)	Includes only dividends paid in 2009 on shares of restricted stock granted as equity compensation.
(3)	In lieu of restricted stock, Ms. Miles elected to receive additional cash compensation equal to $82,176 due to her position with Save the Children Federation and its policies on stock ownership.

The table below shows the aggregate number of shares of restricted stock and stock options held by non-employee directors as of December 31, 2009 that were received as compensation.

Name	Restricted Stock(1)		Stock Options
Timothy Chou	11,005	(2)	—
George H. Ellis	11,148	(3)	—
Marco W. Hellman	22,754	(4)	22,500	(5)
Andrew M. Leitch	4,161	(6)	18,274	(7)
John P. McConnell	13,648	(8)	—
Carolyn Miles(9)	—		—

(1)	Pursuant to our director compensation plan, we make annual grants of restricted stock to directors that vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of the Company, provided that the director is still serving as a member of the Board at that time.
(2)	Includes 2,717 shares of restricted stock that vested on July 1, 2008, 4,144 shares of restricted stock that vested on August 8, 2009 and 4,144 shares of restricted stock that will vest on August 4, 2010.
(3)	Includes 2,643 shares of restricted stock that vested on July 1, 2007, 2,717 shares of restricted stock that vested on July 1, 2008, and 4,144 shares of restricted stock that vested on August 8, 2009, 2,500 shares of which Mr. Ellis has gifted. Also includes 4,144 shares of restricted stock that will vest on August 4, 2010.
(4)	Includes 6,425 shares of restricted stock that vested on June 21, 2006, 3,965 shares of restricted that vested on July 1, 2007, 4,076 shares of restricted stock that vested on July 1, 2008 and 4,144 shares of restricted stock that vested on August 8, 2009. Also includes 4,144 shares of restricted stock, the vesting of which the Board accelerated to December 31, 2009.
(5)	Mr. Hellman’s stock options are fully vested.
(6)	Includes 3,200 shares of restricted stock that vested on June 21, 2006, 2,643 shares of restricted stock that vested on July 1, 2007, 2,717 shares of restricted stock that vested on July 1, 2008, and 4,144 shares of restricted stock that vested on August 8, 2009, 12,687 shares of which Mr. Leitch has sold. Also includes 4,144 shares of restricted stock that will vest on August 4, 2010.
(7)	Mr. Leitch’s stock options are fully vested.
(8)	Includes 2,643 shares of restricted stock that vested on July 1, 2007, 2,717 shares of restricted stock that vested on July 1, 2008, and 4,144 shares of restricted stock that vested on August 8, 2009. Also includes 4,144 shares of restricted stock that will vest on August 4, 2010.
(9)	Due to the position Ms. Miles holds with Save the Children Federation and its policies on stock ownership, Ms. Miles receives cash compensation in lieu of equity compensation.

Director Compensation

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation.

Fees Earned or Paid in Cash

Currently, we pay non-employee members of our Board of Directors an annual cash retainer of $40,000 (for up to a maximum of eight meetings). The chairman of our Board receives an additional annual cash retainer of $20,000. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $20,000 (for up to a maximum of ten meetings), $10,000 (for up to a maximum of eight meetings) and $7,500 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $12,000 (for up to a maximum of ten meetings), $5,000 (for up to a maximum of eight meetings) and $2,500 (for up to a maximum of four meetings), respectively. All non-employee chairmen and members of our Board and committees receive $1,000 for each meeting they attend in person or by telephone above the maximum number of meetings for the Board and committees on which they serve.

Equity Compensation

Each non-employee director except Ms. Miles receives an annual grant of restricted stock. Last year, the grant was made on August 4, 2009. The number of shares granted to each of our non-employee directors in 2009 was equal to $82,176 divided by the fair market value of our common stock on the date of grant. The shares granted in 2009 vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of the Company, provided that the director is still serving as a member of the Board at that time. In 2009, we did not grant our non-employee chairman of our Board of Directors any additional restricted stock. In lieu of a restricted stock grant in 2009, Ms. Miles received additional cash compensation equal to $82,176 due to her position with Save the Children Federation and its policies on stock ownership.

Stock Ownership Guidelines

Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through all equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through all equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions. Due to the stock ownership policies of Save the Children Federation, Ms. Miles is exempt from the Non-Employee Directors’ Stock Ownership Guidelines.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Board of Directors who served on the Compensation Committee from January 1, 2009 to June 30, 2009 were Chairman Marco W. Hellman, Timothy Chou and John P. McConnell. The members of our Board who have served on the Compensation Committee since July 1, 2009 are Chairman John P. McConnell, Timothy Chou and Andrew M. Leitch. None of these individuals has ever served as an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. The written charter for our Audit Committee authorizes and the Nasdaq Stock Market listing rules require it to review and approve related party transactions. In reviewing related party transactions, the Audit Committee applies the basic standard that they should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with our officers, directors, principal stockholders and their affiliates under which payments exceeding $120,000 were made in 2009.

We entered into a lease agreement dated as of December 5, 2008 to lease the space for our headquarters in Charleston, South Carolina. Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our executive officers. In 2009, we made payments to Duck Pond Creek under the lease totaling approximately $3,644,063. Under the lease, the base rent escalates annually at a rate equal to the change in the consumer price index, as defined in the agreements, not to exceed 5.5% in any year. In addition, Duck Pond Creek will reimburse us an aggregate amount of $4 million for leasehold improvements. Based on publicly-available survey data of office space rental rates in our area at the time we entered into the lease, we believe that the agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party. The lease was approved by all members of our Audit Committee and all of its disinterested directors.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.3 to our Current Report on Form 8-K filed with the SEC on December 23, 2008. No stockholder proposals were received for consideration at our 2010 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2011 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2011; provided, however, that if the date of the 2011 annual meeting is more than 30 days before or after June 23, 2011, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2011 annual meeting or (2) the 10th day following the first public announcement of the date of the 2011 annual meeting.

Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 17, 2011.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or a single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by contacting our Corporate Secretary either by calling 1-800-443-9441 or by mailing a request to 2000 Daniel Island Drive, Charleston, South Carolina 29492. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or a single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the SEC is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2009, 2008 and 2007. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to investor.relations@blackbaud.com. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2010

Directions to 2010 Annual Meeting

2000 Daniel Island Drive

Charleston, South Carolina

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

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BLACKBAUD, INC.

Proxy for Annual Stockholders’ Meeting on June 23, 2010

Solicited on Behalf of the Board of Directors

The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, acknowledges receipt of the notice of annual stockholders’ meeting and proxy statement, each dated April 30, 2010. The undersigned stockholder hereby also appoints Jon W. Olson and Timothy V. Williams, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned stockholder would be entitled to vote if personally present and acting at the annual stockholders’ meeting of the company, to be held June 23, 2010 at 2000 Daniel Island Drive, Charleston, South Carolina 29492, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL STOCKHOLDERS’ MEETING OF

BLACKBAUD, INC.

June 23, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EST on June 22, 2010.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the annual meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of annual stockholders’ meeting, proxy statement, form of proxy card and 2009 annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567

i      Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.     i

¢     20230000000000000000     0                                                              062310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:		2. RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.	FOR AGAINST ABSTAIN ☐ ☐ ☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Marc E. Chardon O John P. McConnell

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢